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                                                                   EXHIBIT 10.23

                     [Little Switzerland, Inc. Letterhead]


August 14, 1998

John E. Toler, Jr.
Little Switzerland, Inc.
161-B Crown Bay Cruise Ship Port
P.O. Box 930
St. Thomas, U.S.V.I. 00804

     Re:  Employment Agreement
          --------------------

Dear John:

     Reference is hereby made to your Employment Agreement (the "Employment Agreement"), dated November 1, 1995, with L.S. Wholesale, Inc. (the "Employer") and Little Switzerland, Inc. (the "Company"). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Employment Agreement.

     You have informed us that you now desire to resign from the Company effective August 31, 1998 (the effective date of your resignation being hereinafter referred to as the "Resignation Date"). We appreciate your efforts on the Company's behalf and will be willing to promptly provide you with a favorable letter of recommendation upon request and each of the directors of the Company will respond promptly to telephone reference inquiries by prospective employers. In consideration of your services rendered to the Company to date and your continued employment as President and Chief Executive Officer of the Company through the end of business on the Resignation Date, and for other good and valuable consideration, the receipt and sufficiency of which you, the Employer and the Company hereby acknowledge, you, the Employer and the Company hereby covenant and agree as follows:

     1. You shall continue your service to the Company as President and Chief Executive Officer pursuant to the terms and conditions set forth in your Employment Agreement through the end of business on the Resignation Date, at which time, your resignation shall become effective. Your resignation is a termination of employment by you without cause pursuant to Section 5(e) of the Employment Agreement.

     2. The Compensation Committee of the Board of Directors will grant you a bonus in the aggregate amount of $140,000.00 for the fiscal year ended May 30, 1998 and payable to you on July 17, 1998, in accordance with Section 3.a.(2) of the Employment Agreement. In addition, the Compensation Committee of the Board of Directors will grant you a special one-time lump sum "stay bonus" of $4,000.00 for your agreement to remain as President and Chief Executive Officer of the Company through the end of business on the Resignation Date.

     3. The Compensation Committee of the Board of Directors is hereby directed by the Company to amend your Incentive Stock Option Agreement, dated as of August 11, 1997, pursuant to which your outstanding Option was granted in accordance with Section 3.b. of the Employment Agreement to provide that such Option may be exercised after termination of your employment with the Company at any time prior to September 1, 2000, upon which date such Option shall expire.
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     4.   The Company will pay to you or on your behalf the following fees and expenses, up the applicable maximum payment set forth below:

          (a) all rent and utilities expenses incurred by you from August 1, 1998 through the Resignation Date, up to a maximum aggregate amount of $2,000.00;

          (b) all personal attorney's fees and expenses incurred by you in connection with the negotiation of this letter agreement and the matters contemplated hereby, up to a maximum aggregate amount of $4,000.00;

          (c) all moving expenses incurred by you in moving from St. Thomas, U.S.V.I. to Wilmington, North Carolina, up to a maximum aggregate amount of $10,000.00; and

          (d)  $3,883.14 to cover certain other expenses.

     5. The Company hereby grants you the right to purchase any and all of the Company's merchandise, at Company's cost, up to a maximum aggregate amount of $20,000.00, for a period of one (1) year ending on the first anniversary of the Resignation Date.

     6. You shall continue to serve as a director of the Company after the Resignation Date until the expiration of your term (i.e., until you are replaced at the Company's next meeting of stockholders, it being understood that you do not want to be re-nominated by the Board of Directors for election as a director for another term). It is understood that, after the Resignation Date, you shall serve as a non-employee director, entitled to a pro rata share of the fees and expense reimbursement to which other non-employee directors of the Company are entitled.

     7. You and your attorneys shall have the right to review and approve the content of a press release regarding the termination of your employment.

     8. The Company agrees to indemnify and hold you harmless against litigation costs and expenses in accordance with the terms of the Company's existing Directors and Officers insurance policy and its Amended and Restated Certificate of Incorporation.

     9. This letter agreement amends the Employment Agreement only to the extent set forth herein. In all other respects, except as modified by this letter agreement, the Employment Agreement shall remain in full force and effect.

     By executing below, you, the Employer and the Company hereby agree to the terms outlined above.

                                   L.S. WHOLESALE, INC.

                                   By: /s/ C. William Carey
                                      -----------------------------------
                                      Name:  C. William Carey
                                      Title: Chairman of the Board

                                   LITTLE SWITZERLAND, INC.

                                   By: /s/ C. William Carey
                                      -----------------------------------
                                      Name:  C. William Carey
                                      Title: Chairman of the Board
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ACKNOWLEDGED AND AGREED:

/s/ John E. Toler, Jr.
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John E. Toler, Jr.